Exhibit 10.5

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of August 30, 2024, is made and entered into by and between Denali Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, the “Company”), and Scilex Holding Company, a Delaware corporation (“Stockholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of August 30, 2024 (as it may be amended, restated, supplemented or otherwise modified from time to time pursuant to its terms, the “Merger Agreement”), by and among the Company, Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Semnur Pharmaceuticals, Inc., a Delaware corporation;

WHEREAS, pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, the Company will issue Series A Preferred Stock, par value $0.0001 per share, of the Company (“Series A Preferred Stock”), to Stockholder in connection with the Merger (the “Preferred Consideration Shares”); and

WHEREAS, in connection with the Merger Agreement and effective upon the consummation of the Merger and the other transactions contemplated thereby, the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Election of Directors.

(a) From and after the Effective Time, Stockholder shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to the Board of Directors of the Company (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of (i) whether such Stockholder Designee is to be elected to the Board of Directors of the Company (the “Board”) at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by the Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of the Board or (ii) the size of the Board.

(b) For so long as Stockholder has the right under Section 1(a) to designate Stockholder Designees, the Company shall take all Necessary Action to cause each Stockholder Designee to be so nominated, elected or appointed to the Board, including (as applicable) (i) submitting each Stockholder Designee to the Company’s stockholders as the Company’s nominee for election at a meeting of the Company’s stockholders, (ii) recommending that such Stockholder Designee be elected by the Company’s stockholders and (iii) soliciting proxies or consents in favor thereof. In the event that any Stockholder Designee shall fail to be elected or appointed to the Board pursuant to the preceding sentence, the Company shall (at the written request of Stockholder) take all Necessary Action to cause an alternative Stockholder Designee to be elected or appointed to the Board, as soon as possible. For so long as Stockholder has the right to designate Stockholder Designees pursuant to Section 1(a), Stockholder may, at any time and from time to time, designate a replacement director therefor, who shall be elected or appointed in accordance with Section 1 of this Agreement and who shall be deemed a “Stockholder Designee” for purposes of this Agreement.

(c) The parties hereto acknowledge and agree that the members of the Board are subject to removal pursuant to the applicable provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Company (as may be amended and/or amended and restated from time to time in accordance with the terms thereof, the “Company Certificate of Incorporation”), and the bylaws of the Company (as may be amended and/or amended and restated from time to time in accordance with the terms thereof, the “Company Bylaws”); provided, however, that the Company shall refrain from taking any actions to cause any Stockholder Designee to be removed without cause except with the written consent of Stockholder.

(d) Stockholder hereby agrees to vote in favor of and to consent to the Stockholder Designees in connection with each vote taken or written consent executed in connection with the election of directors to the Board.

(e) “Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) calling special meetings of stockholders, and (ii) nominating certain persons for election to the Board in connection with the annual or special meeting of stockholders of the Company.

2. Compensation. The Stockholder Designees shall be entitled to compensation pursuant to the Company’s director compensation policy, as such policy may be determined from time to time by the Board or compensation committee thereof.

3. Indemnification; Exculpation. The Stockholder Designees shall be entitled to indemnification, exculpation and reimbursement of fees and expenses to the extent provided for in the Company Certificate of Incorporation and the Company Bylaws. The Company and each Stockholder Designee that is elected or appointed to the Board shall execute the Company’s form of indemnification agreement for its directors and officers and the Company shall maintain directors’ and officers’ indemnity insurance coverage reasonably satisfactory to the Board or compensation committee thereof.

4. Directors Independence. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements of the applicable Stock Exchange, including with respect to director independence.

5. Protective Provisions. From and after the Effective Time, the Company shall not, and shall cause its subsidiaries not to, without the prior written consent of (A) Stockholder, solely with respect to clauses (a) through (i), and (B) Oramed Pharmaceuticals Inc (“Oramed”), solely with respect to clauses (j) through (p) and only until the date on which all payments under the Oramed Note and all other obligations under the Oramed Note have been paid in full in cash (such date, the “Release Date”):

(a) take any of the actions set forth in clauses (i) through (iii) of Section 7(b) of the certificate of designations filed by the Company in connection with the Merger, providing for, among other things, the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Stock (as may be amended and/or amended and restated from time to time in accordance with the terms thereof, the “Company Certificate of Designations”);

(b) amend, alter, modify or repeal (whether by merger, consolidation, by operation of law or otherwise) any provisions of the Company Certificate of Incorporation (including the Company Certificate of Designations) or Company Bylaws that would increase or decrease the authorized number of directors constituting the Board;

(c) take any action that would have the effect of increasing or decreasing the number of directors constituting the Board;

(d) amend, alter, modify or repeal (whether by merger, consolidation, reclassification, by operation of law or otherwise) any provisions of the respective charters (and any related organizational documents) of any of the committees of the Board;

(e) file any voluntary petition under any applicable federal or state bankruptcy or insolvency law on behalf of the Company or any subsidiary of the Company;

(f) (i) incur or permit any of its subsidiaries to incur any indebtedness in an aggregate principal amount in excess of $10,000,000 (with “principal amount” for purposes of this definition to include undrawn committed or available amounts) or (ii) enter into, modify, amend or renew (or permit any of its subsidiaries enter into, modify, amend or renew) any contract or other agreement in respect of indebtedness in an aggregate principal amount in excess of $10,000,000 (with “principal amount” for purposes of this definition to include undrawn committed or available amounts);

(g) consummate or otherwise enter into any other contract or agreement to effect any Change of Control (as defined in the Company Certificate of Designations), joint venture or corporate reorganization by the Company or any of its subsidiaries;

(h) declare or pay any dividend or distribution on common stock of the Company (“Common Stock”), other Junior Security (as defined in the Company Certificate of Designations) or Parity Security (as defined in the Company Certificate of Designations);

(i) purchase, redeem or otherwise acquire for consideration by the Company, directly or indirectly, any Common Stock, other Junior Security or Parity Security (except as necessary to effect (i) a reclassification of any Junior Security for or into other Junior Securities, (ii) a reclassification of any Parity Security for or into other Parity Securities with the same or lesser aggregate liquidation preference, (iii) a reclassification of any Parity Security into a Junior Security, (iv) the exchange or conversion of any Junior Security for or into another Junior Security, (v) the exchange or conversion of any Parity Security for or into another Parity Security with the same or lesser per share dividend rights and liquidation amount, (vi) the exchange or conversion of any Parity Security for or into any Junior Security or (vii) the settlement of incentive equity awards (including any applicable withholdings and the net exercise of options) in accordance with the terms thereof);

(j) enter into any amendment, modification or waiver of any provision of this Agreement, the Merger Agreement, the Parent Certificate of Incorporation, the Parent Bylaws, the Semnur Pharmaceuticals, Inc. 2024 Stock Option Plan, the Stockholder Support Agreement, the Domesticated Parent Certificate of Designations or the Debt Exchange Agreement or enter into, amend, modify or waive any other agreement, in each case, that (i) adversely affects the rights, privileges, preferences or obligations of any class or series of capital stock of the Company held by the Stockholder or any of its controlled Affiliates (including any amendment, modification or waiver of any of the provisions of this Agreement set forth in Sections 5(a), (e), (f), (g), (h), (i) or (j) through (p) hereof following the Effective Time), or (ii) alters the manner of or timing for the calling of stockholder meetings or actions by written consent of the stockholders of the Company or alters the election or removal of members of the Board;

(k) approve the issuance of any capital stock of the Company (or reclassifying any existing class or series of capital stock of the Company) or any class or series of equity securities convertible or exchangeable for capital stock of the Company if, as the result of such issuance (or such conversion or exchange), the aggregate capital stock of the Company held by the Stockholder would constitute less than 55% of the fully-diluted share capital or of the voting power of the outstanding shares of Company capital stock;

(l) form any subsidiary that is not wholly-owned and controlled by the Company (or another wholly-owned and controlled subsidiary of the Company) or the issuance of any capital stock of any subsidiary that causes it to cease to be so wholly-owned and controlled by the Company (or another wholly-owned and controlled subsidiary of the Company);

(m) enter into any exclusive license or royalty agreement or sale of material intellectual property or assets of the Company or any of its subsidiaries, other than exclusive licenses or royalty agreements in non-U.S. jurisdictions which licenses are on terms (including as to the amount, timing and pricing of royalty or other payments and the duration of such license or agreement, which in any event shall not be perpetual) not less favorable to the Company and such of its Affiliates (as defined in the that certain Securities Purchase Agreement, dated as of September 21, 2023, between Stockholder, Oramed, as the initial purchaser, and Acquiom Agency Services LLC, a Colorado limited liability company, as agent) (the “Oramed SPA”) than would be obtained in a reasonable, arm’s length transaction between sophisticated, unaffiliated parties;

(n) permit any Company Option granted to any individual who is or was an officer, manager, director or senior employee of Scilex or any of its controlled Affiliates or to any related party of any such Person (each, a “Scilex Insider”) (or any trust, Affiliate or related party thereof) under the Semnur Pharmaceuticals, Inc. 2024 Stock Option Plan prior to the date of the Merger Agreement to (i) be or become exercisable, eligible for exchange, redemption or repurchase, eligible to participate in any dividends or distributions (including the proceeds of any Change of Control Transaction (as defined in the Oramed SPA)) or have any voting rights in respect of the Company, or (ii) be amended, modified, any rights thereunder accelerated or any obligations thereunder waived;

(o) permit the Company to consummate any transaction pursuant to which (i) any Scilex Insider (irrespective of the capacity in which such individual is acting) may be paid compensation (including in respect of base compensation or bonus compensation, whether in the form of cash, equity interests or other in-kind remuneration), unless, in each case, such payment is contingent entirely upon the occurrence of the Release Date, or (ii) any Scilex Insider (irrespective of the capacity in which such individual is functioning) would have any right or entitlement to receive any severance, retention, change of control or similar payment (whether in the form of cash, equity interests or other in-kind remuneration); provided, that agreements with respect to any of the foregoing may be entered into, approved or adopted by or on behalf of the Company so long as the effectiveness of any such agreement is conditioned upon the occurrence of the Release Date; or

(p) enter into any transaction or agreement providing for any of the actions set forth in Sections 5(j) through (o) hereof.

6. Right to Attend Committee Meetings.

(a) From and after the Effective Time, Stockholder shall have the right to appoint a representative of Stockholder (an “Observer”) to attend all meetings of the committees of the Board. For so long as Stockholder has the right under the immediately preceding sentence to appoint the Observer, the Company shall provide the Observer copies of all notices, agendas, minutes, consents and other materials that the Company provides to the members of the applicable committee of the Board; provided, however, that the Company reserves the right to exclude such Observer from access to any material or meeting or portion thereof if the Company reasonably believes upon advice of outside counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, if there is a conflict of interest between the Company and Stockholder with respect to such material or meeting or for other similar reasons.

(b) Stockholder agrees, and shall cause any Observer to agree, to use the same degree of care as Stockholder uses to protect its own confidential information to keep confidential any information furnished to it pursuant to this Section 6; provided, that Stockholder and any Observer may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of Stockholder or Observer as long as such partner, subsidiary or parent is advised of and agrees or has agreed in writing to be bound by the confidentiality provisions of this Section 6(b) or comparable restrictions; (ii) at such time as it enters the public domain through no fault of Stockholder or its representatives or such Observer; (iii) that is communicated to Stockholder or

Observer free of any obligation of confidentiality; (iv) that is developed by Stockholder or Observer or its agents independently of and without reference to any confidential information communicated by or on behalf of the Company; or (v) as required by applicable law; provided that Stockholder promptly notifies the Company of such disclosure (unless prohibited by law) and takes, if reasonably requested by the Company, reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, Stockholder may disclose such confidential or proprietary information to its attorneys, accountants, consultants and other professionals who are subject to a duty of confidentiality and agree to be bound by the confidentiality provisions of this Section 6(b) or comparable restrictions, in each case only to the extent necessary to obtain their services in connection with monitoring its investment in the Company.

7. Representations and Warranties of the Company. The Company represents and warrants to Stockholder that (a) the Company has the corporate power and authority to execute this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

8. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company that (a) Stockholder has the corporate power and authority to execute this Agreement, (b) this Agreement has been duly authorized, executed and delivered by Stockholder, and is a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Stockholder as currently in effect, (d) the execution, delivery and performance of this Agreement by Stockholder does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Stockholder, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

9. Miscellaneous.

(a) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or recognized courier service, on the date of delivery, and otherwise on the first business day after such delivery; (ii) if by electronic means (including email), on the date that transmission is confirmed electronically; or (iii) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to the Company (prior to the Closing):

Denali Capital Acquisition Corp.

437 Madison Avenue. 27th Floor

New York, New York 10022

Attn: Lei Huang

Email: lei.huang@itradeup.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Ave, Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mblankenship@winston.com

If to the Company (following the Closing):

Semnur Pharmaceuticals, Inc.

960 San Antonio Road

Palo Alto, CA 94303

Email: jshah@semnurpharma.com

if to Stockholder:

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Email: jshah@scilexholding.com

(b) Amendments; No Waivers; Remedies.

(i) This Agreement cannot be amended, except by a writing signed by each of the parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(ii) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

(d) Entire Agreement. This Agreement, together with the agreements and other documents referenced herein, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

(e) Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

(f) Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto, other than (i) Section 1, Section 2 and Section 3, with respect to which each applicable Stockholder Designee shall be an express third party beneficiary, and (ii) Oramed shall be an intended third-party beneficiary of this Agreement with respect to Sections 5(j) through (p) and shall be entitled to assert any claims and enforce Sections 5(j) through (p) of this Agreement in law or in equity the same as if it were party hereto.

(g) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(h) Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 9(h).

(i) Waiver of Jury Trial; Exemplary Damages.

(i) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY PROCEEDING OF ANY KIND OR NATURE, IN ANY COURT IN WHICH A PROCEEDING MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(ii) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

(j) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures (each of which may be an electronic signature, including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or comparable Law e.g., www.docusign.com or www.HelloSign.com) of all other parties.

(k) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, (ii) mutual written agreement of the parties hereto and, (iii) following the issuance of the Preferred Consideration Shares, the date upon which Stockholder (together with its Affiliates (as defined in the Company Certificate of Incorporation)), subsidiaries, successors and assigns (other than the Company and its subsidiaries) ceases to own the Preferred Consideration Shares. In the event of the termination of this Agreement as provided in this Section 9(k), this Agreement shall become null and void without any further action by any party hereto (other than Section 3, Section 6(b) and the provisions of this Section 9).

[Signature Pages to Follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

THE COMPANY:

DENALI CAPITAL ACQUISITION CORP.

By:	/s/ Lei Huang
Name:	Lei Huang
Title:	Chief Executive Officer

STOCKHOLDER:

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President

[Signature Page – Stockholder Agreement]